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                                    CONSENT

We hereby consent to being named in the Statement of Additional Information included in the Registration Statement on Form N-14 under the caption "Chilean Taxes" and to the filing of this consent with the United States Securities and Exchange Commission as part of the Registration Statement.



Pedro Deutsch S.
Price WaterhouseCoopers Santiago
Huerfanos 863, 2nd Flour
Santiago, Chile


August 16, 2000